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                                                                   Exhibit 10.10

                           Schedule to Exhibit 10.10

      Pursuant to Instruction 2 to Item 601 of Regulation S-K under the Securities Act of 1933, as amended, the following is a schedule of documents substantially identical in all material respects except as to the parties thereto, the dates of execution, or other material details from the document filed as Exhibit 10.10.

Exhibit 10.10 Filed

Agreement:   Content License Agreement
Date:        April 30, 2003
Party A:     ChinaPlus (Beijing) Company Limited
Party B:     Beijing Lei Tin Wan Jun Network Technology Limited
Scope:       Party B is entitled to 46% to 48%, depending on the type of content being sold, of the net profit per sale of such content.

Agreements Substantially Identical to Exhibit 10.10 and Omitted

Agreement:   Content License Agreement
Date:        August 6, 2003
Party A:     ChinaPlus (Beijing) Company Limited
Party B:     Shenzhen Freenet Information Technology Company Limited
Scope:       Party B is entitled to 40%, depending on the type of content being sold, of the net profit per sale of such content.

Agreement:   Content License Agreement
Date:        August 6, 2003
Party A:     ChinaPlus (Beijing) Company Limited
Party B:     Beijing GreaTom United Technology Company Limited
Scope:       Party B is entitled to 40%, depending on the type of content being sold, of the net profit per sale of such content.

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[Translation of Chinese original]

                            Content License Agreement

                                                              Ref No.: LTWJ-1588

Party A: ChinaPlus (Beijing) Company Limited (hereinafter referred to as "Party A")
Legal representative: Yao Songyi
Company address: Room 1-6, 9/th/ Floor, Block 3, Oriental Plaza West Tower Office, No. 1, East Chang An Avenue, Dong Cheng District, Beijing
Company telephone no.: 86-10-65268800   Postal Code: 100738

Party B: Beijing Lei Ting Wan Jun Network Technology Limited (hereinafter referred to as "Party B")
Legal representative: Wang Leilei
Company address: 8/th/ Floor, Office Tower W3, Oriental Plaza, No.1 East Chang An Avenue, Dongcheng District, Beijing
Company telephone no.: 86-10-65283399   Postal Code: 100738

With the aim of pursuing joint development and to maximize each party's strength, after cordial negotiations, the parties hereto agree on the following terms in respect of licensing content, based on the concept of equality and mutual benefit.

Clause 1  Licensing
1. Party A shall license the following non-exclusive, legal and valid "content including SMS and MMS messages" to Party B to use in the People's Republic of China (excluding Taiwan, Hong Kong and Macau).
2. Party A shall license to Party B to use, broadcast, exhibit and transmit the "content including SMS and MMS messages" through the Internet, "wireless telecommunications equipment" or other media, and permit users of Party B's website to download such content. Party B shall transmit such "content including SMS and MMS messages" to mobile telephone users according to their requests through a link between the server of Party B's website and the gateway of the mobile telecommunications operators, or by transmitting from the server of Party B's website and through a link between a third party's server as specified by Party B and the gateway of the mobile telecommunications operators of Party B's website.
3. Subject to the provisions under this Agreement, Party B shall not provide to any third party the "content including SMS and MMS messages" for the use in any

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     profit-making commercial activities without the consent of Party A.
4.   For details of the content, please refer to Appendix 1.

Clause 2  Term
1. This agreement shall be valid for 1 year commencing from the date of execution by both parties. Upon termination of this Agreement, Party B shall not continue to use the content in any form (including but not limited to SMS and WAP) or distribute the same to mobile terminal users.

Clause 3  Fees and Terms of Payment
1. Basis of Calculation: the fees for the cooperative service shall be determined by both parties upon negotiation (expressed as RMB per message), and shall be collected by the mobile telecommunications operators from the users on behalf of Party B. The share allocation for the net profit, net of relevant expenses between both parties is set out in Appendix 1. The relevant fees for SMS services are as follows: China Mobile collects 15% of the content fees and charges a transmission fee of RMB0.08 per message; China Unicom collects 12% of the content fees and does not currently charge a transmission fee. The MMS fees are as follows: China Mobile collects 15% of the content fees and charges a transmission fee of RMB0.30 per message. Potential unsuccessful billing is factored in determining the SMS and MMS fees.
2. Party A's revenue = (Total revenue - transmission fee - share of mobile telecommunications operators' content fees) * successful billing rate 58% * Party A's share ratio.
3. Settlement Time - Party A and B shall settle payment every 3 months. Party B shall pay Party A the amount receivable by Party A by check within 15 days from the end of each 3 months' period and Party A shall issue a formal receipt to Party B.
4. After receiving invoices issued by China Mobile and China Unicom, Party B shall deliver an itemized invoice, separately prepared by Party B with reference to invoices issued by China Mobile and China Unicom, to Party A in respect of cooperation arrangements of both parties for Party A's verification. Where China Mobile and China Unicom are unable to provide itemized invoice, data from Party B shall prevail.
5. Where China Mobile and China Unicom are unable to settle with Party B as scheduled and a delay in the settlement between Party A and B results therefrom, Party B shall not be deemed a defaulting party. Party A and B shall negotiate to settle the case.
6. Where there is any change in the tariff charged by China Mobile and China Unicom, Party A and B shall negotiate a new sharing arrangement in written form in

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     accordance with the relevant requirements stipulated in "Monternet" of
     China Mobile or "UNI-Info" of China Unicom.

Clause 4  Duty and Obligation of Party B
1. Party B shall provide featured SMS and MMS messages in the relevant channels of its websites and be responsible for providing network resources and technical support as necessary to provide the above-mentioned services and for the operation and routine maintenance of the cooperation arrangements. Party B is entitled to verify contents provided by Party A in respect of cooperation arrangements.
2. Party B shall send data downloaded by subscribers to their handsets by mobile telecommunications. Where subscribers are unable to duly receive messages due to faults of China Mobile or China Unicom, no responsibility shall be borne by Party B whereas Party B shall be obliged to negotiate with China Mobile or China Unicom to settle the case as soon as possible.
3. Party B shall use its resources to promote its services whenever possible during the cooperation period. Party A shall be informed of the details of promotional activities in advance.
4. Party B shall provide monthly records of downloaded data to Party A and allow daily data inspection by Party A.
5. Where there is any dispute regarding revenue sharing, Party B shall facilitate Party A to review the downloaded data.

Clause 5  Duty and Obligation of Party A
1. Party A shall arrange its content in certain required formats and send them to Party B in the form of electronic bulletins.
2. Party A shall provide Party B with the relevant material necessary for Party B's promotion on its websites.
3. During the cooperation period, Party A authorizes Party B to name the cooperation arrangement as "Ha Han Feng".
4. Party A shall occasionally provide Party B with the latest accumulated cooperation contents.

Clause 6  Technological Analysis Test
1. Party A and B shall perform a technological analysis after the execution of this agreement. Meanwhile, Party B shall be responsible for reporting arrangements to China Mobile and China Unicom and negotiating the price. Fee billing for the cooperation arrangements shall not be effective until the reported items are duly approved (not later than 30 days after the execution of the agreement).

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2.   During the period for the technological analysis, where the cooperation between Party A and B becomes unfeasible due to technological grounds or the disapproval of China Mobile and China Unicom, neither Party A nor B shall be deemed a defaulting party.

Clause 7  Copyright Guarantee
Party A shall guarantee that it owns the copyright or other legal rights over all the content it provides to Party B. Where the SMS and MMS content violates the provisions of relevant law, rules and regulations of the People's Republic of China or infringe legal rights of the others, Party A shall bear all the responsibilities.

Clause 8  Confidentiality
With respect to unpublicized technological information and commercial secrets obtained from the other party in the course of cooperation, Party A and B shall keep the confidentiality. Party A and B shall not disclose the above information to any third party/parties without written approval from the other party, failing which the defaulting party shall bear all the responsibilities and be liable to compensate the other party.

Clause 9  Force Majeure
Where the agreement failed to be performed due to force majeure ("force majeure" refers to objective events unpredictable, unavoidable and unrecoverable by both parties to the agreement, such as earthquake, typhoon, war, strike, governmental act, fire due to reasons other than faults by both parties and telecommunications factors, etc.), no responsibility shall be borne by both parties and Part A and B shall negotiate to amend or waive the agreement.

Clause 10 Entirety and Separability
1. This agreement is a complete result of the relevant issues discussed above and agreed upon by both parties, and hereby supercedes any other agreements reached by both parties in respect of the above issues reached prior to the execution of this agreement.
2. Where any clause of this agreement becomes invalid or unenforceable, in whole or in part, due to reasons of any nature, or violates any applicable law, the said clause shall be deemed void. Nevertheless, other clauses of the agreement shall remain effective and have binding effect on both parties.

Clause 11 Effectiveness, Amendment and Early Termination
1. This agreement shall become effective from the date on which it is executed by legal representatives or authorized representatives of both parties. Party A and B agree that

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     this agreement may be amended or terminated prematurely through negotiation in by written form.
2. Where any of the following occurs, the other party shall be entitled to independently terminate the agreement by giving written notices:
     (a) Either party is in default and is unable to remedy the defaulting act within 10 days after the issuance of written notices in accordance with this agreement by the observing party, or the defaulting party is unable to adopt sufficient, effective, prompt measures to remedy the outcome of the default and to compensate losses suffered by the observing party due to the act of the defaulting party;
     (b) Either party becomes insolvent, or is in liquidation and the related procedures are not withdrawn within 14 days;
     (c) Either party is unable to further observe the agreement due to force majeure.
3. Early termination of the agreement shall not have any impact on the rights and obligations vested with both parties in accordance with the agreement prior to the early termination date of the agreement.

Clause 12 Settlement of Dispute
Where there is any dispute arising from the interpretation and observation of the agreement, Party A and B agree to refer the case to Beijing Arbitration Committee for its arbitration in accordance with prevailing arbitration rules of the committee. The arbitration result shall be final and have binding force on both parties.

Clause 13 Assignment of the Agreement
Either party shall not assign its rights and obligations under the agreement without prior written consent from the other party to other party/parties except for its 100% holding parent company or subsidiary.

Clause 14 Miscellaneous
1. The appendices hereto are an inseparable and integral part to this Agreement and shall have the same legal effect with the main text of the Agreement. In a case of discrepancy between the appendices and this Agreement, the Agreement shall prevail. For any matters not covered in this Agreement, both parties may subsequently enter into a supplementary agreement which is deemed to be an integral part of this Agreement and also have the same legal effects. In case of discrepancy, the supplementary agreement subsequently entered into would prevail.
2. To be valid, this Agreement shall be signed by legal or authorized representatives of both parties, together with the specific seals (or official seals) of the respective units

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     affixed.
3. This Agreement shall be made in duplicate counterparts with the same legal effect. Each party shall hold one copy.

Party A: ChinaPlus (Beijing) Company    Party B: Beijing Lei Ting Wan Jun
Limited                                 Network Technology Limited

Seal: (chop affixed)                    Seal: (chop affixed)

Signature of the representative:        Signature of the representative:

Date: 2003.5                            Date: 2003.4.30


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Appendix 1: List of Cooperation Products

-------------------------------------------------------
                                          Party B's net
List of content items                     profit ratio
-------------------------------------------------------
Picture                                              --
-------------------------------------------------------
Special topic brand (black and white)                48%
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Special topic brand (grey scale)                     48%
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Special topic brand (color pictures)                 46%
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Special topic brand (animation)                      46%
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MMS messages                                         46%
-------------------------------------------------------

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